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                                                                      EXHIBIT 11


                           JEVIC TRANSPORTATION, INC.
                                 600 Creek Road
                                  P.O. Box 5157
                                Delanco, NJ 08075





                                                              December 22, 1998



Yellow Corporation
10990 Roe Avenue
Overland Park, KS 66211-1213
Attn: William F. Martin, Jr.
      Senior Vice President

Dear Sirs:

                  In order to enable you to evaluate a possible transaction between Jevic Transportation, Inc. (together with its subsidiary and affiliated companies, the "Company") and you (the "Possible Transaction"), there will be provided to you certain proprietary, nonpublic, confidential information concerning the Company, its subsidiaries and their properties, operations and finances.

         1. All information about the Company furnished by the Company and by its affiliates, directors, officers, employees, agents and financing sources
(all such persons are collectively referred to herein as "representatives"), whether furnished to you or to your representatives before or after the date hereof, is referred to in this letter agreement as "Proprietary Information".
For purposes of this agreement, Proprietary Information (a) shall include all documents which are prepared by you and your representatives, including all correspondence, memoranda, notes, summaries, analyses, studies, models, extracts of and documents and records reflecting, based on or derived from Proprietary Information as well as all copies and other reproductions thereof, whether in writing or stored or maintained in or by electronic, magnetic or other means, media or devices (all such documents and writings which are prepared by you or your representatives are sometimes referred to herein as "Evaluation
Documents"), and (b) shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your representatives in violation of this agreement, (ii) was available to you on a nonconfidential basis prior to its disclosure by the Company or its representatives, or (iii) becomes available to you on a nonconfidential basis from a person other than the Company or its representatives who is not known to you to be otherwise bound by a confidentiality agreement with the Company or its representatives or prohibited from transmitting the information to you. As used in this letter, the term "person" shall be broadly interpreted to include, without limitation, any corporation, company, partnership and individual.
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         2. Unless otherwise agreed to in writing by the Company or as permitted by paragraph 3 hereof, you agree that (a) you and your representatives will keep all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any person other than those of your representatives who are actively and directly participating in the evaluation of the Possible Transaction or who otherwise need to know the Proprietary Information for the purpose of evaluating the Possible Transaction, and cause your representatives to observe the terms of this letter agreement, (b) you and your representatives will not use Proprietary Information for any purpose other than in connection with the evaluation of the Possible Transaction and (c) you and your representatives will not disclose to any person (other than to your representatives actively and directly participating in or evaluating the Possible Transaction) any information about the Possible Transaction, or the terms, conditions or other facts relating thereto, including the fact that discussions are taking place with respect thereto or the status thereof, or the fact that the Proprietary Information has been made available to you. You will be responsible for any breach of the terms hereunder by you or your representatives.

         3. In the event that you or any of your representatives is requested pursuant to , or required by, applicable law or regulation or by legal process to disclose any Proprietary Information concerning the Company or the Possible Transaction (including any facts or information referred to in paragraph 2(c) above), you agree that you will provide the Company with prompt notice of such request(s) or the receipt(s) of legal process so as to enable the Company to seek an appropriate protective order, to consult with you with respect to the Company or you taking steps to resist or narrow the scope of such request or process, and/or to waive compliance in whole or in part with your agreement to maintain the confidentiality of the Proprietary Information. If and to the extent that after the foregoing notice, in the absence of a protective order or receipt of a waiver under this letter agreement, you or your representatives are, in the opinion of your counsel, compelled to disclose Proprietary Information or other information concerning the Company or the Possible Transaction or risk being liable for contempt or suffer censure or penalty or violate applicable laws or regulations, you and your representatives may disclose such Proprietary Information or other information without liability to the Company under this letter agreement.

         4. If you determine that you do not wish to proceed with the Possible Transaction, you will promptly advise us of that decision. In that case, or in any case, you agree that you will, upon the Company's request, promptly deliver to the Company all of the Proprietary Information in your possession or control or in the possession or control of any of your representatives. You may, however, destroy such of the Proprietary Information as constitutes Evaluation Documents in your and your representatives' possession or control, whether prepared by you or your representatives, in which case you will do so promptly and, if requested by the Company, you will provide a written statement by an officer of your organization familiar with your consideration of the Possible Transaction certifying that all such Evaluation Documents, including all copies thereof, have been destroyed.

         5. In consideration of your receipt of the Proprietary Information, you hereby agree that for a period of three (3) years from the date hereof neither you, nor your affiliates, as defined in rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange


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Act"), will (and you and they will not assist or encourage others to), directly or indirectly, unless specifically requested in writing to do so in advance or consented prior thereto in writing by the Company:

         (a) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the assets or business of the Company or of any of its subsidiaries or any voting securities issued by the Company or any of its subsidiaries, or any rights or options to acquire such ownership (including from a third party); or

         (b) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined under Regulation 14A of the Exchange Act) to vote or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any securities of the Company or any of its subsidiaries; or

         (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company or any of its subsidiaries; or

         (d) arrange, or in any way participate in, any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Company of any of its subsidiaries; or

         (e) otherwise act, whether alone or in concert with others, to seek to propose to the Company, any subsidiary of the Company or any of their stockholders any merger, business combination, restructuring, recapitalization or similar transaction to or with the Company or any of its subsidiaries or otherwise seek or propose to influence or control the Company's management or policies; or

         (f) solicit for employment, or seek to negotiate or influence the terms and conditions of employment of, any employees of the Company or any of its subsidiaries with whom you have direct contact in connection with your evaluation of or our discussions concerning the Possible Transaction; or

         (g) enter into any discussions, negotiations, arrangements or understandings with or advise, assist or encourage any third party with respect to any of the foregoing.

         In addition, you also agree during such three (3)-year period not to
(a) request the Company directly or indirectly to amend or waive any provision of this paragraph 5 (including this sentence) or (b) take any action designed to or which can reasonably be expected to require


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the Company to make a public announcement regarding any of the matters referred to in this paragraph 5.


         6. Although the Proprietary Information contains information which the Company believes to be relevant for the purpose of your evaluation of the Possible Transaction, neither the Company nor any of its representatives makes hereunder any representation or warranty, express or implied, as to the accuracy or completeness of the Proprietary Information delivered or made available to you. Neither the Company nor its representatives shall have any liability to you or your representatives relating to or arising from the use of the Proprietary Information. Only those representations and warranties that are made in a definitive agreement effecting the Possible Transaction when, as and if one is executed, and subject to such limitations and restrictions as may be specified in such agreement, shall have any legal effect.

         7. Without prejudice to the rights and remedies otherwise available to the parties, you agree that the Company shall be entitled to equitable relief by way of injunction if you or any of your representatives breach or threaten to breach any of the provisions of this letter agreement. It is understood that any failure or delay by a party in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof.

         8. This letter agreement constitutes the entire and exclusive agreement between the parties respecting the subject matter hereof, superseding all prior discussions, agreements or arrangements, whether oral or written, with respect to the subject matter hereof. It may not be amended unless in writing and signed by both parties. You acknowledge that the Company and its representatives have no obligations to you of any kind respecting the Possible Transaction, that there is no assurance that the Possible Transaction will be considered, negotiated, agreed to or completed, and that an alternative transaction with a person other than you may be considered, negotiated, agreed to or completed by the Company without notice to you.

         9. The Company agrees that it will not disclose to any person (other than to its representatives actively and directly participating in or evaluating the Possible Transaction) any information about the Possible Transaction, or the terms, conditions or other facts relating thereto, including the fact that discussions are taking place with respect thereto or the status thereof, or the fact that the Proprietary Information has been made available to you, unless otherwise agreed in writing by you or required by applicable law or regulation or by legal process.

         10. This letter agreement may be executed and delivered by facsimile signature in one or more counterparts, each of which shall constitute an original instrument and all of which, together, shall constitute the same letter agreement.

         11. This letter agreement, its interpretation and enforcement, shall be governed by the laws of the State of New Jersey applicable to agreements made and to be performed wholly therein.


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         Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                                       Yours truly,

                                       JEVIC TRANSPORTATION, INC.


                                       By:  /s/ Harry J. Muhlschlegel
                                           ------------------------------------
                                            Harry J. Muhlschlegel, Chairman
                                              and Chief Executive Officer

Accepted and Agreed

YELLOW CORPORATION


By:  /s/ William F. Martin, Jr.
    -------------------------------
     William F. Martin, Jr.,
      Senior Vice President


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